Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

The undersigned hereby consents to the references to our firm in the form and context in which they appear in Amendment No. 4 of the Registration Statement on Form S-1 of Rex Energy Corporation and the related prospectus that is a part thereof. We hereby further consent to the use in such Registration Statement and prospectus of information contained in our report setting forth the estimates of revenues from the oil and gas reserves of Rex Energy et al. (as such term is defined in such report) as of December 31, 2006. We further consent to the reference to this firm in such Registration Statement and the related prospectus under the heading “Experts.”

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E. Executive Vice President

Houston, Texas

July 20, 2007